Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

WRIGHT & COMPANY, INC.

Titan Energy, LLC

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

Ladies and Gentlemen:

As independent petroleum consultants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Titan Energy, LLC and any amendment thereof, and in the related Prospectus, of information relating to our reserves report of Atlas Resource Partners, L.P.’s proved oil and natural gas reserves estimates and associated cash flow and economics as of December 31, 2015, and our corresponding report letter, dated February 23, 2016, in the Registration Statement. We also consent to the references to our firm contained in this Registration Statement and in the related Prospectus, including under the caption “Experts.”

Very truly yours,

By:	/s/ D. RANDALL WRIGHT
D. Randall Wright
President

Wright & Company, Inc.

Brentwood, Tennessee

November 30, 2016